EXHIBIT 7.3

              FORTUNE DIVERSIFIED INDUSTRIES, INC AND SUBSIDIARIES
                   Pro Forma Consolidated Financial Statements




                                TABLE OF CONTENTS

Basis of Preparation...........................................................3

Financial Statements
    Pro forma consolidated balance sheet that assumes the combination occurred on August 31, 2003................................................4
    Pro forma consolidated statement of operations for the twelve months ended August 31, 2003, which combines FDVI's results of operations.........5 for the twelve months ended August 31, 2003, with PSM's results of operations for the twelve months ended August 31, 2003.....................6






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

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS BASIS OF PREPARATION

The following unaudited pro forma consolidated financial statements give effect to the purchase by Fortune Diversified Industries, Inc. and Subsidiaries("FDVI") of Professional Staff Management, Inc., Professional Staff Management, Inc. II, and Pro Staff, Inc. ("PSM"). Pro forma adjustments related to the pro forma consolidated balance sheet are computed assuming the combination was consummated at August 31, 2003. The pro forma consolidated balance sheet combines FDVI's audited balance sheet as of August 31, 2003 with PSM's combined balance sheet as of September 30, 2003. The pro forma consolidated statement of operations assumes that the combination occurred on August 31, 2003. The pro forma consolidated statement of operations for the twelve months ended August 31, 2003 combines FDVI's results of operations for the twelve months ended August 31, 2003, with PSM's results of operations for the twelve months ended September 30, 2003. The pro forma consolidated statement of operations for the twelve months ended August 31, 2003 also combines Nor-Cote International results of operations for the twelve months ended August 31, 2003. FDVI acquired 100% of Nor-Cote International common and preferred stock on July 1, 2003.

The pro forma consolidated statements of operations are not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

These pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of FDVI, which are included in FDVI's Annual Report on Form 10-KSB/A, and the historical financial statements and the related notes thereto of PSM included herein.





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

              FORTUNE DIVERSIFIED INDUSTRIES, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                   ASSETS
                                                                Fortune             PSM
                                                               August 31,       September 30,       Proforma            Proforma
                                                                 2003               2003           Adjustments          Combined
CURRENT ASSETS
     Cash and equivalents                                     $    885,000      $  4,403,000       $ (1,000,000)(b)   $  4,288,000
     Available for sale investments                                337,000                --                 --            337,000
     Restricted Cash                                                    --           246,000                 --            246,000
     Accounts receivable, net                                    4,306,000           656,000                 --          4,962,000
     Inventory, net                                              1,856,000                --                 --          1,856,000
     Recoverable income taxes                                      220,000                --                 --            220,000
     Other current assets                                          443,000           217,000                 --            660,000
                                                              ------------      ------------       ------------       ------------
        Total Current Assets                                     8,047,000         5,522,000         (1,000,000)        12,569,000
                                                              ------------      ------------       ------------       ------------

OTHER ASSETS

     Property, plant & equipment, net                            2,703,000            20,000                 --          2,723,000
     Loan origination fees, net                                     50,000                --                 --             50,000
     Goodwill                                                    6,039,000                --          3,580,000 (a)      9,619,000
     Other intangible assets, net                                1,180,000                --          1,099,000 (a)      2,279,000
     Other long term assets                                         14,000            42,000                 --             56,000
                                                              ------------      ------------       ------------       ------------
        Total Other Assets                                       9,986,000            62,000          4,679,000         14,727,000
                                                              ------------      ------------       ------------       ------------

        TOTAL ASSETS                                          $ 18,033,000      $  5,584,000       $  3,679,000       $ 27,296,000
                                                              ============      ============       ============       ============


                                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Lines of credit                                          $  1,038,000      $         --                 --          1,038,000
     Accounts payable                                            1,062,000           119,000                 --          1,181,000
     Due to related party                                          230,000             7,000                 --            237,000
     Payroll taxes and withholdings                                     --           524,000                 --            524,000
     Health and worker's compensation reserves                          --         3,272,000                 --          3,272,000
     Accrued worksite employee payroll cost                             --           240,000                 --            240,000
     Accrued compensation                                               --           545,000                 --            545,000
     Accrued expenses                                            1,489,000           516,000                 --          2,005,000
     Customer deposits                                                  --           106,000                 --            106,000
     Current maturities of long-term debt                          861,000             4,000                 --            865,000
     Current maturities of capital lease obligations                 9,000                --                 --              9,000
                                                              ------------      ------------       ------------       ------------
        Total Current Liabilities                                4,689,000         5,333,000                 --         10,022,000
                                                              ------------      ------------       ------------       ------------

LONG-TERM LIABILITIES
     Line of credit - related party                              2,000,000                --                 --          2,000,000
     Long-term debt, less current maturities                     5,202,000                --                 --          5,202,000
     Capital lease obligations, less current maturities              8,000                --                 --              8,000
                                                              ------------      ------------       ------------       ------------
        Total Long-term Liabilities                              7,210,000                --                 --          7,210,000
                                                              ------------      ------------       ------------       ------------

TEMPORARY EQUITY                                                   480,000                --                 --            480,000

STOCKHOLDERS' EQUITY
     Common stock                                                  802,000                --            131,000 (c)        933,000
     Additional paid-in capital and warrants outstanding        11,406,000             5,000          3,799,000 (c)     15,205,000
                                                                                                         (5,000)                 0
     Retained earnings                                          (6,491,000)          246,000           (246,000)        (6,491,000)
     Accumulated other comprehensive loss                          (63,000)               --                 --            (63,000)
                                                              ------------      ------------       ------------       ------------
        Total Stockholders' Equity                               5,654,000           251,000         3,679,000          10,064,000
                                                              ------------      ------------       ------------       ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 18,033,000      $  5,584,000       $  3,679,000       $ 27,296,000
                                                              ============      ============       ============       ============

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

             FORTUNE DIVERSIFIED INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              FOR THE YEAR ENDED
                                AUGUST 31, 2003
                                  (UNAUDITED)

                                                    8/03 Fortune       Nor-Cote           PSM
                                                     Includes 2        10 months        12 months      Proforma          Proforma
                                                   Months Nor-Cote  9-1-02 to 6-30-03  ended 8-31-03  Adjustments        Combined
NET REVENUE                                         $ 15,470,000      $  8,789,000     $  3,844,000   $         --     $ 28,103,000

COST OF REVENUE                                       11,178,000         4,731,000        3,144,000             --       19,053,000
                                                    ------------      ------------     ------------   ------------     ------------

GROSS PROFIT (LOSS)                                    4,292,000         4,058,000          700,000             --        9,050,000

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES          4,093,000         3,937,000          516,000        150,000 (d)    8,696,000
                                                    ------------      ------------     ------------   ------------     ------------

Operating Income (Loss)                                  199,000           121,000          184,000       (150,000)         354,000

OTHER INCOME (EXPENSE)
     Interest income                                      15,000             5,000           18,000             --           38,000
     Interest expense                                   (185,000)         (153,000)              --             --         (338,000)
     Other income (expense)                               86,000            25,000            4,000             --          115,000
                                                    ------------      ------------     ------------   ------------     ------------
         Total Other Income (Expense)                    (84,000)         (123,000)          22,000             --         (185,000)
                                                    ------------      ------------     ------------   ------------     ------------

Net Income (Loss) before Provision for Income Taxes      115,000            (2,000)         206,000       (150,000)         169,000

PROVISION FOR INCOME TAXES                                    --                --               --             --               --
                                                    ------------      ------------     ------------   ------------     ------------

NET INCOME (LOSS)                                   $    115,000      $     (2,000)    $    206,000   $   (150,000)    $    169,000
                                                    ============      ============     ============   ============     ============

BASIC LOSS PER SHARE (based on 101,316,444 shares outstanding)                                                         $       0.00
                                                                                                                       ============

DILUTED INCOME PER SHARE (based on 101,316,444 shares outstanding)                                                     $       0.00
                                                                                                                       ============

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

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.       Pro Forma Adjustments:

Balance sheet adjustments:

     (a) Adjustment reflects goodwill and net intangible assets recorded at the purchase date. Amount is based on the estimate fair value of PSM's assets over the estimated fair value of consideration exchanged by FDVI for 100% of PSM's common stock.

     (b) Adjustment reflects cash payment to PSM shareholder by FDVI for 100% of PSM's common stock.

     (c) Adjustment represents total stock issued to PSM shareholder at the purchase date at the estimated fair value at the date of the purchase. Common stock proforma adjustment represents par value of $.01 on 13,100,000 shares issued ($131,000). Additional paid in capital adjustment represents $.29 per share on the 13,100,000 shares issued ($3,799,000). The total value of FDVI's common stock on the purchase date was $.30 per share.

Statement of operation adjustments - year ended August 31, 2002:


     (d) Adjustment reflects twelve months of amortization expense for intangible asset related amortized weighted average life of 8 years.









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